Exhibit F-1(e)
                                                               --------------










                                                              December 17, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                              Re:   GPU, Inc.  ("GPU)
                                    GPU International, Inc.  ("GPUI")
                                    Application on Form U-1
                                    SEC File No. 70-7727
                                    --------------------

Ladies and Gentlemen:

               We have examined Post-Effective Amendment No. 19, dated
September 24, 1997, to the  Application  on Form U-1,  dated December 13,
1989, under the Public Utility Holding Company Act of 1935 (the "Act") filed with the Securities and Exchange Commission (the "Commission"), and docketed by the Commission in SEC File No. 70-7727, as amended by Post-Effective Amendment No. 20, dated November 7, 1997, and as to be amended by Post-Effective Amendment No. 21 thereto, dated this date, of which this opinion is a part. (The Application, as amended and thus to be amended, is hereinafter referred to as the "Application").

               The Application now contemplates, among other things:

                  (i) expanding the purposes for which GPU may enter into guarantees ("Guarantees") to include Guarantees of any security or other obligation of GPUI or a GPUI subsidiary;

                  (ii)       extending  until  December  31,  2000,  the  period
                             during   which   GPU  and  GPUI  may   enter   into
                             Guarantees; and

                  (iii) increasing to $150 million the aggregate amount of obligations which GPUI may incur under Guarantees issued by it.

               In addition to the matters set forth in our previous opinion dated November 9, 1995 and filed as Exhibit F-1(d) to the Application, we have examined copies of the Commission's Supplemental Order, dated November 16, 1995



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granting the Application,  as then amended.  We have also  examined such other documents and made such further investigation as we have deemed necessary as a basis for this opinion.

          We have been counsel to GPU and GPUI for many years. In that connection, we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

          We are members of the Bar of the State of new York and do not purport to be expert in the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States. We have, however, reviewed the Delaware General Corporation Law ("GCL") to the extent required to express the opinions hereinafter set forth. The opinions expressed herein are limited to matters governed by the laws of the State of New York, the GCL and the Federal laws of the United States. As to all matters which are governed by the laws of the Commonwealth of Pennsylvania, we have relied on the opinion of Ballard Spahr Andrews & Ingersoll which is being filed as Exhibit F-2(b) to the Application.

          Based upon the foregoing, and assuming (i) that at the time of their issuance and delivery, the Guarantees will have been duly authorized, executed and delivered by GPU and GPUI, as the case may be, (ii) compliance by GPU and GPUI with the applicable limitations on guarantees and unsecured debt contained in the GPU and GPUI credit facilities and guarantees to which they are parties, and (iii) that the transactions therein proposed and other outstanding guarantees to which they are parties are carried out in accordance with the Application, we are of the opinion that when the Commission shall have entered a supplemental order forthwith granting the Application,

                  (a) all State laws applicable to the proposed transactions will have been complied with,

                  (b) each of GPU and GPUI is validly organized and existing,
                  (c) the Guarantees will be valid and binding obligations of GPU and GPUI, as applicable, in accordance with their terms, in each such case subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally and general principles of equity limiting the availability of equitable remedies, and

                  (d) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by the GPU or GPUI or any "associate company" thereof, as defined in the Act.

                  We hereby consent to the filing of this opinion as an


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exhibit to the Application and in any proceedings before the
Commission that may be held in connection therewith.

                                                Very truly yours,





                                                BERLACK, ISRAELS & LIBERMAN LLP